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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): APRIL 28, 2005

                               TOLL BROTHERS, INC.
               (Exact Name of Registrant as Specified in Charter)

         DELAWARE                     001-09186                  23-2416878

(State or Other Jurisdiction)        (Commission               (IRS Employer
   of Incorporation)                File Number)             Identification No.)



                   250 GIBRALTAR ROAD, HORSHAM, PA                   19044
                   (Address of Principal Executive Offices)        (Zip Code)

Registrant's telephone number, including area code: (215) 938-8000

------------------------------------------------------------------------
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         The Executive Compensation Committee of the Board of Directors (the "Committee") of Toll Brothers, Inc. (the "Company") previously established a performance period and applicable performance goals under the terms of the Company's Executive Officer Cash Bonus Plan (the "Bonus Plan") that would permit payment of bonuses to Zvi Barzilay, the Company's President and Chief Operating Officer, and Joel H. Rassman, the Company's Executive Vice President, Treasurer and Chief Financial Officer (the designated participants in the Bonus Plan) for their successful attainment of those performance goals during the current fiscal year (the "Existing Performance Period"), as described in Amendment No. 1 on Form 10-Q/A to the Company's Form 10-Q for the quarter ended January 31, 2005. The Committee, on April 28, 2005, determined to revise the terms of the arrangements currently in place by adding a new performance period (the "Additional Performance Period") with a performance goal more aligned with those applicable to the Chief Executive Officer under the Company's Cash Bonus Plan, as discussed below, and by eliminating certain performance goals for the Existing Performance Period and the potential bonus payments relating thereto, thereby reducing the amount that could potentially be payable to the Bonus Plan participants for the Existing Performance Period. The other performance targets previously established for the Existing Performance Period remain in effect without change so that a bonus may still be payable with respect to the Existing Performance Period, to the extent those performance targets are attained. Such remaining previously established performance goals for Mr. Barzilay include: making personal visits to at least four remote divisions; providing weekly recommendations to the Chief Executive Officer arising out of weekly sales and production reports, and following up with Vice Presidents-Operations with respect thereto; meeting with and reviewing, on a monthly basis, all support departments, including human resources, manufacturing, architecture, land development, engineering and facilities maintenance; increasing production in an amount approximating the increase in sales from fiscal 2004 to fiscal 2005; reorganizing the Company's operations into actual divisions with leadership responsibilities resting with the senior vice presidents; devising and implementing a new land approval system where certain transactions may be approved by specific senior officers; reviewing and approving all new land transactions, except as noted above; and evaluating and, if approved, implementing a new long term incentive program. The remaining previously established goals for Mr. Rassman include: timely and successful implementation and completion of the controls testing process under section 404 of the Sarbanes-Oxley Act of 2002; organizing and/or conducting all bank and analysts meetings, and integrating other financial managers into the process; ensuring the presentation of timely quarterly financial statements and cash flow projections; organizing and assisting in the preparation and conduct of all quarterly backlog/revenue and earnings conference calls; restructuring the Company's tax department responsibilities and reviewing federal and state tax areas to seek to achieve tax savings and efficiencies and implementing programs with respect thereto; and developing financing structures with explanations and examples that are easily understood by senior management and investigate joint venture opportunities.

         As part of the Committee's reconsideration of the compensation for Messrs. Barzilay and Rassman, and to provide appropriate incentives for these executives for the remainder of the Company's fiscal year that are linked to the Company's financial performance, the Committee has established the Additional Performance Period, which commences as of May 1, 2005 and runs through October 31, 2005, and the performance goal for the Additional Performance Period. The performance goal for the Additional Performance Period is stated in terms of the Company's attainment of specified levels of adjusted pre-tax earnings during the Additional Performance Period, and the maximum amount of the bonuses payable with respect to the Additional Performance Period is determined by application of a mathematical formula to the Company's actual adjusted pre-tax earnings for that period in excess of a series of targeted levels of adjusted pre-tax earnings. For these purposes, the adjustment to the pre-tax earnings involves adding back accruals for the performance based bonuses payable to the executive officers.

         The bonuses payable with respect to the Existing Performance Period and the Additional Performance Period are subject to all applicable limitations of the Bonus Plan, including the Bonus Plan's limitations on aggregate payments to any one participant during any one Plan Year (defined in the Bonus Plan as the Company's fiscal year).

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ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c). Exhibits.
     The following Exhibit is filed as part of this Current Report on Form 8-K:

Exhibit
  No.                          Item

10.1* Executive Cash Bonus Plan 2005 Performance Goals as amended on April 28, 2005.


* Filed electronically herewith.


                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


         TOLL BROTHERS, INC.                       Dated: April 29, 2005

         By: Joseph R. Sicree
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             Joseph R. Sicree
             Vice President, Chief
             Accounting Officer